Exhibit 10.2

BEACH FIRST NATIONAL BANK

Amended & Restated Director Retirement Agreement

FIRST AMENDMENT

TO THE

BEACH FIRST NATIONAL BANK

AMENDED & RESTATED

DIRECTOR RETIREMENT AGREEMENT

DATED                  , 200

FOR

THIS FIRST AMENDMENT is adopted this      day of              200  , by and between BEACH FIRST NATIONAL BANK, a nationally-chartered commercial bank located in Myrtle Beach, South Carolina (the “Bank”), and              (the “Director”).

The Bank and the Director executed the Amended & Restated Director Retirement Agreement on                  , 200   effective as of July 1, 2002 (the “Agreement”).

The undersigned hereby amend the Agreement for the purpose of (1) changing the Normal Retirement Age (2) changing the payment streams for the Normal Retirement, Early Termination and Disability benefits, (3) changing the Early Involuntary Separation from Service benefit to a Change in Control benefit and (4) updating the Agreement to reflect the Final Regulations of Section 409A of the Internal Revenue Code. Therefore, the following changes shall be made:

Section 1.7 of the Agreement shall be deleted in its entirety and replaced by the following:

1.7           “Early Termination” means Separation from Service before Normal Retirement Age for reasons other than death, Disability, Termination for Cause, or Change in Control.

Section 1.9 of the Agreement shall be deleted in its entirety.

Section 1.10 of the Agreement shall be deleted in its entirety and replaced by the following:

1.10       “Normal Retirement Age” means age sixty-five (65).

The following Section 1.16a shall be added to the Agreement immediately following Section 1.16:

1.16a                     “Specified Employee” means an employee who at the time of Separation from Service is a key employee of the Bank or the Company, if any stock of the Bank or the Company is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i)(5)) at any time during the twelve (12) month period ending on a Separation from Service.

Section 2.1.2 of the Agreement shall be deleted in its entirety and replaced by the following:

2.1.2        Distribution of Benefit. The Bank shall distribute the annual benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Director for the greater of (i) seventeen (17) years or (ii) the Director’s lifetime.

Sections 2.2.1 and 2.2.2 of the Agreement shall be deleted in their entirety and replaced by the following:

2.2.1        Amount of Benefit. The benefit under this Section 2.2 is determined by multiplying the Vesting Percentage by the Account Value for the Plan Year ending immediately prior to Early Termination and then increasing the vested balance at an annual rate of six percent (6.0%), compounded monthly, until commencement of benefit payments under this Section 2.2. The annual benefit is determined by calculating a two hundred four (204) month fixed annuity from the vested inflated Account Value, crediting interest on the unpaid balance at an annual rate of six percent (6.0%), compounded monthly.

2.2.2        Distribution of Benefit. The Bank shall distribute the annual benefit to the Director in twelve (12) equal monthly installments commencing on the first day of the month following Normal Retirement Age. The annual benefit shall be distributed to the Director for the greater of (i) seventeen (17) years or (ii) the Director’s lifetime.

Sections 2.3, 2.3.1 and 2.3.2 of the Agreement shall be deleted in their entirety and replaced by the following:

2.3           Disability Benefit. If the Director experiences a Disability prior to Normal Retirement Age, the Bank shall distribute the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1        Amount of Benefit. The benefit under this Section 2.3 is one hundred percent (100%) of the Account Value determined as of the end of the Plan Year preceding Disability.

2.3.2        Distribution of Benefit. The Bank shall distribute the benefit to the Director in a lump sum within ninety (90) days following such Disability.

Sections 2.4, 2.4.1, 2.4.2 and 2.4.3 of the Agreement shall be deleted in their entirety and replaced by the following Sections 2.4, 2.4.1, 2.4.2 and 2.4.3:

2.4           Change in Control Benefit. Upon a Change in Control, the Bank shall distribute to the Director the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1        Amount of Benefit. The benefit under this Section 2.4 is the present value of the Projected Retirement Benefit using a six percent (6%) interest rate and a payment stream equal to seventeen (17) years.

2.4.2        Payment of Benefit. The Bank shall distribute the benefit to the Director in a lump sum within ninety (90) days following a Change in Control.

2.4.3        Internal Revenue Service Section 280G Gross Up. If, as a result of a Change in Control, the Director becomes entitled to benefits under this Agreement or under any other benefit, compensation or incentive plan or arrangement with the Bank (collectively, the “Total Benefits”), and if any part of the Total Benefits is subject to the Excise Tax under Section 280G and Section 4999 of the Internal Revenue Code (the “Excise Tax”), the Bank shall pay to the Director the following additional amounts, consisting of (a) a payment equal to the Excise Tax payable by the Director on the Total Benefits under Section 4999 of the Internal Revenue Code (the “Excise Tax Payment”), and (b) a payment equal to the amount necessary to provide the Excise Tax payment net of all income, payroll and excise taxes. Any payment pursuant to this Section 2.4.3 shall be made at the latest by the end of the Director’s taxable year next following the calendar year in which the Change in Control event occurred. Payment of the additional amounts described in clauses (a) and (b) shall be made in addition to the amount set forth in Section 2.4.1 above.

The following Section 2.4.4 shall be added to the Agreement immediately following Section 2.4.3:

2.4.4        Reimbursement of Legal Fees. If the Director seeks any legal action to compel the bank to pay the Change in Control benefit, the Bank shall reimburse the Director any legal fees incurred. The Director shall be reimbursed on the 30th day following the date that the Director substantiates any expense incurred pursuant to this Section 2.4.4 with respect to which reimbursement is applicable.

The following Sections 2.5, 2.6 and 2.7 shall be added to the Agreement immediately following Section 2.4.4:

2.5           Restriction on Commencement of Distributions.  Notwithstanding any provision of this Agreement to the contrary, if the Director is considered a Specified Employee at Separation from Service or at any time during the 12-month period ending on a Separation from Service, the provisions of this Section 2.5 shall govern all distributions hereunder. If benefit distributions which would otherwise be made to the Director due to Separation from Service are limited because the Director is a Specified Employee, then such distributions shall not be made during the first six (6) months following Separation from Service. Rather, any distribution which would otherwise be paid to the Director during such period shall be accumulated and paid to the Director in a lump sum on the first day of the seventh month following Separation from Service. All subsequent distributions shall be paid in the manner specified.

2.6           Distributions Upon Taxation of Amounts Deferred. If, pursuant to Code Section 409A, the Federal Insurance Contributions Act or other state, local or foreign tax, the Director becomes subject to tax on the amounts deferred hereunder, then, to the extent such tax liability can be paid by the amount that may be currently distributed to the Director under Sections 2.1-2.4 of this Agreement without the imposition of additional tax liability under Section 409A of the Code, the Bank may make a limited distribution to the Director as soon as is administratively practicable following the discovery of the tax liability of an amount not to exceed the amount that becomes subject to tax, in accordance with the provisions of Treasury Regulations Section 1.409A-3(j)(vi), (vii) and (xi). Any such distribution will decrease the Director’s benefit hereunder.

2.7           Change in Form or Timing of Distributions. All changes in the form or timing of distributions hereunder must comply with the following requirements. The changes:

(a)           may not accelerate the time or schedule of any distribution, except as provided in Code Section 409A and the regulations thereunder;

(b)           must, for benefits distributable under Sections 2.1 and 2.2, be made at least twelve (12) months prior to the first scheduled distribution;

(c)           must, for benefits distributable under Sections 2.1, 2.2 and 2.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and

(d)           must take effect not less than twelve (12) months after the election is made.

Article 3 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 3

Distribution at Death

3.1           Death During Active Service. If the Director dies prior to Separation from Service, the Director’s Beneficiary shall be entitled to an amount equal to the Account Value less any amount the Beneficiary is entitled to receive under any split dollar arrangement between the Bank and the Director, in a single lump sum on the first day of the fourth month following the Director’s death. The Beneficiary shall be required to provide to the Bank the Director’s death certificate.

3.2           Death During Distribution of a Benefit. If the Director dies after any benefit distributions have commenced under this Agreement but before receiving the minimum seventeen (17) years of such distributions, the Bank shall distribute to the Beneficiary the present value of the remaining portion of the minimum seventeen (17) years of benefits due under this Agreement, in a single lump sum on the first day of the fourth month following the Director’s death. The Beneficiary shall be required to provide to the Bank the Director’s death certificate.

3.3           Death Before Benefit Distributions Commence. If the Director is entitled to benefit distributions under this Agreement but dies prior to the date that commencement of said benefit distributions are scheduled to be made under this Agreement, the Bank shall distribute to the Beneficiary the present value of the minimum seventeen (17) years of benefits due under this Agreement, in a single lump sum on the first day of the fourth month following the Director’s death. The Beneficiary shall be required to provide to the Bank the Director’s death certificate.

Article 7 of the Agreement shall be deleted in its entirety and replaced by the following:

Article 7

Amendments and Termination

7.1           Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Director. However, the Bank may unilaterally amend this Agreement to conform with written directives to the Bank from its auditors or banking regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

7.2           Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Director. The benefit hereunder shall be the Account Value as of the date the Agreement is terminated. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination benefit distributions will be made at the earliest distribution event permitted under Article 2.

7.3           Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2, if this Agreement terminates in the following circumstances:

(a)           Within thirty (30) days before, or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of this Agreement and provided that all agreements, methods, programs, and other arrangements sponsored by the Bank or the Company immediately after the Change in Control with respect to which deferrals of compensation are treated as having been deferred under a single plan under §1.409A-1(c) (“Similar Arrangements”) are terminated and liquidated with respect to each participant that experienced the Change in Control and all participants receive all amounts of compensation deferred under this Agreement and all Similar Arrangements within twelve (12) months of the date the Bank or Company irrevocably takes all necessary action to terminate and liquidate this Agreement and all Similar Arrangements;

(b)           Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Director’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)           Upon the Bank’s termination of this Agreement and all Similar Arrangements, provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

the Bank may distribute the Account Value, determined as of the date of the termination of the Agreement, to the Director in a lump sum subject to the above terms.

The following Section 8.14 shall be added to the Agreement immediately following Section 8.13:

8.14         Compliance with Section Code 409A. This Agreement shall be interpreted and administered consistent with Code Section 409A.

IN WITNESS OF THE ABOVE, the Bank and the Director hereby consent to this First Amendment.

Director:

Beach First National Bank

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